Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1

to

AGREEMENT AND PLAN OF MERGER

February 17, 2022

This Amendment No. 1 (this “Amendment”) to the Agreement and Plan of Merger, dated as of February 21, 2021 (the “Agreement”), is made and entered into as of February 17, 2022, by and among M&T Bank Corporation, a New York corporation (“Parent”), Bridge Merger Corp., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“Merger Sub”), and People’s United Financial, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, pursuant to Section 8.1(c) of the Agreement, either Parent or the Company has the discretion to terminate the Agreement at any time prior to the Effective Time if the Merger shall not have been consummated on or before February 21, 2022, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Agreement to perform or observe the obligations, covenants and agreements of such party set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement in accordance with Section 9.1 thereof as provided below in order to extend the date after which either party has the discretion to terminate the Agreement pursuant to Section 8.1(c) thereof.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in the Agreement and this Amendment, and intending to be legally bound hereby, the parties agree as follows:

1.	Amendment. Section 8.1(c) of the Agreement is hereby amended by replacing “the twelve (12) month anniversary of the date of this Agreement” with “June 1, 2022”.

2.

Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed, and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

3.	Miscellaneous. This Amendment hereby incorporates the provisions of Article IX of the Agreement as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

M&T BANK CORPORATION
By:	/s/ René F. Jones
Name: René F. Jones
Title: Chairman of the Board and Chief Executive Officer
BRIDGE MERGER CORP.
By:	/s/ Marie King
Name: Marie King
Title: Secretary
PEOPLE’S UNITED FINANCIAL, INC.
By:	/s/ John P. Barnes
Name: John P. Barnes
Title: Chairman and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]